 Exhibit 10.35

Certain confidential information contained in this  document, marked by “[***]”, has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

Master Supply Agreement

This Master Supply Agreement (“Agreement”) is made as of [***] (“Effective Date”) between [***], located at [***] (“[***]”) and zSpace, Inc., located at 2050 Gateway Place, Ste. 100-302, San Jose, California, 95110 USA (“zSpace”).

Whereas, [***] and zSpace (collectively, the “Parties” and individually “Party”) have entered into a Memorandum of Understanding (“MoU”) as of [***] aimed at the creation of a special SKU of [***]’s [***] branded laptops tailored for zSpace;

Whereas, the Parties wish to enter into a collaboration in which [***], through its regional [***] Affiliates, sells customized Products exclusively to zSpace and zSpace in turn distributes such products through its sales channels to the education markets in the Territory in accordance with the terms and conditions of this Agreement;

Therefore, the Parties agree as follows:

1.	Definitions

1.1	“Agreement” means this Master Supply Agreement including all Exhibits.

1.2	“[***] Affiliate” means an entity that is owned or controlled by [***]. Such entity shall be deemed to be “owned or controlled” if [***] has a direct or indirect right to vote a sufficient portion of the subject entity’s equity securities (or other voting interests) to control management’s policies and directives.

1.3	“Product Logo(s)” means the [***] and zSpace® logos, respectively, to be co-branded on the Product as specified in Exhibit B - Brand Placement.

1.4	“Product(s)” means the [***] products of the customized [***] as defined in the Exhibit A— Products or as otherwise mutually agreed upon in writing, subject to its acceptance by the relevant [***] Affiliate.

1.5	“Purchase Order” means a purchase order for Products issued by zSpace to the relevant [***] Affiliate.

1.6	“Regional Agreement(s)” means the separate Product distribution, service/support agreement(s) that shall be entered between zSpace and the relevant [***] Affiliate(s) in the Territory.

1.7	“Territory” means world-wide, initially including USA, Canada, China, Europe, with other regions or countries to be added through mutual agreement.

1.8	“Trademarks” means any and all trademarks, product or trade names, logos, trade or service marks, whether registered or not, owned or used by a party.

2.	Appointment of zSpace as Distributor; Minimum Order Quantity

2.1	[***] appoints zSpace as an exclusive distributor for the marketing and resale of the Products through multiple levels of distribution in the education markets of the Territory, and zSpace agrees to act in that capacity on the terms and conditions of this Agreement.

2.2	zSpace shall provide to [***] an initial [***] rolling forecast by [***] for future production and shipments. Upon acceptance of this forecast by [***], zSpace shall place noncancellable purchase orders for Product equal to the quantity of the initial [***] months of this forecast, the first purchase order of which shall be as provided in Section 5.3. zSpace shall provide continuous monthly updates to the [***] rolling forecast by the end of each calendar month (e.g. at the end of November 2021, zSpace will update the [***] rolling forecast to include April 2022, and at the end of December 2021, zSpace will update the [***] rolling forecast to include May 2022, etc.).

2.3	Pursuant to Section 5.4, zSpace acknowledges responsibility for the purchase of up to [***] camera chips ([***] at an estimated cost of $[***] each) should zSpace fail to purchase [***] units of Product during the term of this Agreement.

2.4	zSpace shall only bundle the Products with zSpace’s own accessory and software product(s) as specified in Exhibit A - Products and may not sell them separately.

2.5	All sales requests made to [***] from [***] channels and/or end-user customers interested in the Product will be referred to zSpace pursuant to a detailed referral program established with relevant [***] Affiliates.

3.	Obligations of the Parties

3.1	[***] shall deliver (i) the most currently available versions of the Product and (ii) the software and technology incorporated therein free from viruses, and other disabling features. [***] will be responsible for ensuring conformance to the Product specifications, availability and last time buy as described in Exhibit A - Products and product warranty as published by [***] to customers purchasing such Products.

3.2	zSpace shall not make any representations with respect to the Products beyond the scope of information set forth in [***]’s product documentation or as mutually agreed.

3.3	zSpace shall be responsible for accessories or other products sold in combination with the Products after they have been delivered to zSpace.

3.4	The Parties shall obtain and keep in force all authorizations required for the sale and marketing of the Products in the Territory, including compliance with all export control laws and regulations that may apply to the manufacture, distribution and sale of the Products.

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3.5	zSpace shall not make any changes to the Products, their packaging or the preloaded software other than as described in Exhibit A - Products.

3.6	[***] shall provide standard [***] promotional and advertising material and business and technical support to zSpace as provided herein. Any addition promotional, advertising, business and technical support will be in [***]’s sole discretion and to the extent it deems necessary.

3.7	The Parties shall follow Trademark and Product message guidelines provided by the respective other party (and as set forth in Exhibit C - Marketing Messaging) when using the other party’s Trademarks. In the event that the Parties desire to refer to or use the other Party’s Trademarks or mention their business relationship in any press release, media tool, or article, such use and or mention must be done with mutual review and approval.

3.8	[***] will provide standard warranty, service and support for the Products which shall include service hotline and email for zSpace and its resellers/system integrators to contact. Any Additional service/support terms shall be subject to the relevant Regional Agreements in the Territory. The [***] Product warranty does not apply to any errors or malfunctions to the extent attributable to zSpace software or to combinations of the Product with zSpace software or hardware or third-party software or hardware other than in accordance with the published [***] specifications. [***] agrees to maintain and support the Product distributed by zSpace, as set forth herein, for a minimum of up to [***] years with additional paid service extended from the standard warranty period. Additional support terms shall be subject to the applicable Regional Agreement. zSpace will have no warranty obligations for the products manufactured by [***].

3.9	After taking delivery of the Products from [***] or the relevant [***] Affiliate, zSpace will provide a visible notification on the Product or in-box to instruct customers to contact the zSpace service center for initial Level 1 Support when Products are delivered to end customers. Level 1 Support consists of data collection and documentation of issues/problems and support on installation and set-up of the Products and basic trouble shooting of the issues/problems. [***] will provide support to zSpace or to the zSpace customer required to resolve issues beyond Level 1.

3.10	While each of the Parties herein desires to collaborate with the other as described in this Agreement, both Parties will endeavor to avoid the creation of joint intellectual property. In the event that the Parties herein both desire to jointly create any technology, materials or intellectual property under or in connection with this Agreement, the Parties will enter into a separate written agreement. This Agreement does not provide for the creation of jointly- owned intellectual property.

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4.	Trademark License

4.1	Each Party grants to the other Party a limited, non-exclusive, non-transferable, revocable, royalty-free license to use, reproduce and display their Trademarks identified in Exhibit D —Trademarks and Usage Guidelines (i) on the Products under this Agreement as per the specifications in Exhibit B - Brand Placement and (ii) on any advertising materials, promotions, flyers, documentation, collateral and packaging material related to the Products. All use of the Trademarks will be subject to each Party’s Trademark usage guidelines as provided in Exhibit D - Trademarks and Usage Guidelines, as updated from time to time.

4.2	Each Party agrees that it shall not use the other Party’s Trademarks, or any marks that are confusingly similar, assert any right, license, or interest with respect to any Trademarks of the other Party, or represent or suggest any affiliation between the Parties. Each Party agrees that it will not file any applications or assert any rights to the other Party’s Trademarks in the United States, or any other country or territory.

5.	Ordering and Delivery of Products, Payment Terms

5.1	In the following, all references to “[***]” shall include [***] and [***] Affiliates, as the case may be, for the purpose of this Section 5. In the event of a conflict between this Section 5 and the applicable Regional Agreement, this Agreement shall govern.

5.2	All orders for Products must be made through a written (including in electronic form) Purchase Order (“PO”) to an [***] Affiliate. [***] shall not be bound by a PO made by zSpace until [***] has expressly confirmed its acceptance by notice in writing or by electronic mail. Notwithstanding, PO’s not rejected within ten (10) business days of its receipt will be deemed accepted.

5.3	Pursuant to Section 2.2, the initial PO shall be for [***] units with mutually agreed shipment dates (i.e. the date of shipment via ocean transport from the applicable port in Asia), of which no less than [***] units shall be shipped from ODM by [***] and is non-cancellable (“Initial PO”). All subsequent PO’s must be placed at least [***] months before the requested shipment date from the ODM to account for long lead-time components.

5.4	[***] shall use reasonable efforts to ship the Products on the scheduled ship date(s) in the order confirmation. [***] reserves the right to make partial deliveries. If [***] is unable to meet the delivery schedule, it shall provide notice as soon as it is reasonably aware of the situation. If [***] fails to ship on the scheduled ship date(s), and an alternative ship date(s) is not agreed to within thirty (30) days of the scheduled ship date, zSpace may cancel all or a portion of the PO and shall place another PO when [***] is able to meet a ship date. If zSpace in its sole discretion terminates this agreement, upon termination, zSpace will pay for all deliverable Product and for any components purchased which are directly related to the quantity of Product cancelled and not otherwise useable by [***] in the production of other [***] products. zSpace has the right to delay the ship date for up to sixty (60) days from the originally scheduled ship date, provided zSpace notifies [***] within fourteen (14) business days of the requested ship date that it is requesting a shipment delay. The Parties understand that a delay in this situation means the manufacturing of the Product at the factory will also be delayed by a similar amount of time. The Parties understand that Product which has already been manufactured (i.e. finished Product) cannot be delayed due to logistical limitations at the factory and the applicable ports in Asia.

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5.5	Products will be shipped per the delivery terms set forth in the applicable Regional Agreement. For shipments into China, delivery terms will be as mutually agreed.

5.6	zSpace shall inspect any shipment immediately after receipt and shall report any defects, shortages or discrepancies among the transaction documents without delay within seventy-two hours of receipt of the Product. Products shall be deemed accepted and shipments shall be deemed to be complete in the absence of reported irregularities. Products shall be deemed to be without any latent defects unless latent defects are reported within ninety (90) days after delivery. [***]’s obligations vis-a-vis zSpace are limited to the replacement of any defective or missing Products within a reasonable time.

5.7	[***] may charge zSpace interest on overdue amounts at a rate of [***] percent ([***]%) per annum above the 90-day Average SOFR rate at the time when a receivable falls due. Interest shall accrue at this rate from the due date until full payment is received.

5.8	Prices for the Products as agreed by the Parties are in U.S. currency as set forth in the applicable Regional Agreement and shall only be valid for the corresponding time period as specified therein. The Parties will mutually agree in writing on prices for the Products for future time periods. Payment will be in U.S. currency unless otherwise stated. Payment terms shall follow the terms and conditions of the applicable Regional Agreement.

5.9	Each Party shall be respectively responsible for all taxes, customs and other duties or charges according to the delivery terms and conditions specified provided in this Agreement or applicable Purchase Order and applicable law, and regulations, which may be levied or assessed to them in connection with this Agreement and any Purchase Order.

6.	Term & Termination

6.1	This Agreement shall come into force on the Effective Date for an initial term of [***] year (the “Expiration Date”) unless terminated earlier in accordance with the provisions of this Agreement. This Agreement shall automatically be extended for subsequent one-year-periods ending on anniversaries of the Expiration Date, unless either Party receives a written termination notice from the other Party not later than three (3) months prior to the Expiration Date or an anniversary of the Expiration Date.

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6.2	[***] shall be entitled to terminate this Agreement ten (10) calendar days following written notice if zSpace fails to pay the purchase price for any of the Products in accordance with the payment terms hereunder (time being of the essence).

6.3	Either Party shall be entitled to terminate this Agreement by giving notice in writing to the other Party to take immediate effect if (a) the other Party commits any material breach of this Agreement and, if the breach may be remedied, fails to remedy the same within thirty (30) days after receipt of a written notice giving full particulars of the breach and requiring it to be remedied; or (b) the other Party becomes unable to meet its obligations as they fall due, makes an assignment for the benefit of creditors, files a petition for bankruptcy, permits a petition in bankruptcy to be filed against it which is not dismissed within ninety (90) days or if a receiver is appointed for a substantial part of its assets.

6.4	Any obligations of the Parties pursuant to those sections which by their nature are intended to survive the expiration or termination of this Agreement, including without limitation, Section 4 (Trademark License), Section 5 ( Ordering and Delivery of Product, Payment Terms), Section 8 (Indemnification, Limitation of Liability) and Section 9 (Confidentiality) shall survive such expiration or termination of this Agreement and remain valid in accordance with their terms.

7.	Warranties and Representations

[***] and zSpace each represent and warrant to each other that:

7.1	It is a company duly incorporated and validly existing under the law of the applicable jurisdiction, that is in a good standing, and is lawfully qualified to engage in the relevant business activities in such jurisdiction as set forth in this Agreement;

7.2	It has all rights, title, interests, power and authority to execute this Agreement and to perform its rights and obligations under this Agreement;

7.3	Its execution, delivery and performance of this Agreement are not in violation of any laws, regulations or policies of any courts, government authorities or government agencies in the country of its incorporation or where it conducts its business activities;

7.4	Its execution, delivery and performance of this Agreement does not and will not constitute any breach or inconsistency of any other agreement to which it is a party or by which it is bound, and any third-party agreement to which it is a party or by which it is bound will not cause the other Party of this Agreement to incur any liability or suffer any damage;

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7.5	Its execution, delivery and performance of this Agreement to its best knowledge will not infringe upon any rights of any third party and will not breach any terms of any other separate agreements, contracts or documents; and

7.6	It has not made any false or misleading representations or omitted any material facts that will have any material adverse impact on the execution, delivery and performance of this Agreement.

8.	Indemnification and Limitation of Liability

8.1	Each Party shall indemnify and hold the other Party itself and its subsidiaries as well as the respective Party’s affiliates, officers, directors, employees, and agents, harmless against any and all direct losses, liabilities, costs, fees, claims, damage and expenses, penalties and all reasonable attorney’s fees, incurred by the affected Party arising out of or in connection with any of the other Party’s material breach of any agreements, covenants, representations, warranties, other contractual obligations or undertakings set forth under this Agreement.

8.2	[***] will defend, hold harmless and indemnify, including reasonable attorney’s fees, zSpace and zSpace personnel from claims that Products infringe the intellectual property rights of a third party, except to the extent such claim arises out of modifications and/or combinations to the Product by zSpace, if such claim would not have arisen but for such modifications and/or combinations. If, as a result of a claim, zSpace is enjoined from distributing or selling the Product, [***] will, at its option: (i) obtain for zSpace the right to continue to use and sell the Products consistent with this Agreement; (ii) modify the Products so they are non-infringing and in compliance with this Agreement; or (iii) replace the Products with non-infringing ones that comply with this Agreement. In the event that none of the options in the preceding sentence are exercised by [***] within a commercially reasonable timeframe, [***] shall accept the return of infringing Products from zSpace, refund to zSpace the amounts paid in respect of such infringing Products and zSpace may terminate the Agreement.

8.3	[***] will indemnify zSpace against and defend and settle any claim, suit, or proceeding brought against zSpace which is based on a claim involving product liability, strict product liability, or any variation thereof in connection with the Product, except to the extent such claim arises out of modifications to the Product by zSpace if such claim would not have arisen but for such modifications. In such latter case zSpace shall defend, hold harmless and indemnify [***] as set forth below.

8.4	zSpace will defend, hold harmless and indemnify, including reasonable attorney’s fees, [***] and [***] Affiliates and its respective personnel from claims that zSpace’s Trademark(s) or modifications / combinations to the Products infringe the intellectual property rights of a third party.

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8.5	Each Party will promptly notify the other Party if it learns of any claim or any facts upon which a claim subject to indemnification hereunder could be based. The indemnifying Party’s obligations are conditioned upon the indemnified Party giving the indemnifying Party prompt notice of any claim for which indemnification is required, permitting the indemnifying Party sole control, through counsel of its choice, of the defense and/or settlement of the claim, as well as all authority, information, and assistance necessary to defend and/or settle the claim. Subject to [***]s’s obligations hereunder, zSpace shall, within a reasonable time following [***]’s notice, cease to further use or distribute the allegedly infringing Products.

8.6	Except for each Party’s express indemnification obligations hereunder, or any breach of confidentiality obligations under section 9, or any instance of a Party’s gross negligence or willful misconduct, the Parties’ liability under this Agreement shall be limited to exclude indirect or consequential damages, loss of revenue, loss of business opportunities, any compensation for goodwill, and loss of profits. The foregoing notwithstanding, nothing in this Agreement is intended to or shall be construed to limit or exclude liabilities that cannot be limited or excluded under applicable law.

9.	Confidentiality

“Confidential Information” means any proprietary and confidential information delivered by one Party to the other pursuant to this Agreement. The Mutual Non-disclosure Agreement dated [***] entered into between Parties (“MNDA”) shall govern all disclosures during the term of this Agreement by one Party to the other of Confidential Information, provided that the disclosure period as defined in the MNDA for such Confidential Information shall be coterminous with the term of this Agreement, and further provided that the Confidential Tracking Record in the MNDA shall include the Confidential Information of this Agreement.

The Parties acknowledge and agree that permitted uses of Confidential Information under the CDA shall include such uses which are directly necessary to their respective performance of obligations under this Agreement. zSpace agrees and ensures that [***] may forward Confidential Information to any of its [***] Affiliates, provided such affiliates adhere to the terms of the MNDA.

10.	Force Majeure

Except for Buyer’s payment obligations, neither Party shall be liable for any failure or delay to perform its obligations for strikes, shortages, riots, insurrection, fires, flood, storm, explosions, earthquakes, acts of God, war, governmental action, pandemics, supplier problems or any other force majeure event beyond the reasonable control of such Party; provided, however, that if such failure or delay in performance continues for over ninety (90) calendar days, the other Party shall have the right to terminate this Agreement immediately upon written notice. Each Party shall use reasonable efforts to notify the other party of the occurrence of such an event as soon as possible or within three (3) business days of its occurrence, whichever is sooner.

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11.	Notices

All notices under this Agreement shall be in writing and shall be considered given upon personal delivery or delivery by electronic means (e.g. email or facsimile) subject to physical delivery by another approved method, upon forty-eight hours after sending by air courier, or upon seventy-two hours after deposit in the United States Mail, certified mail return receipt requested. All notices shall be addressed as specified below:

12.	Miscellaneous

zSpace 2050 Gateway Place, Suite 100-302 San Jose, Ca 95110 Chief Financial Officer 408.498-4050 contracts@zspace.com	[***] Inc. [***]

12.1	Modifications to this Agreement including this clause shall only be valid if reduced to writing and signed by the authorized representatives of both Parties.

12.2	This Agreement shall be governed by and construed in accordance with the laws of the California excluding any conflict of laws rules and excluding the U.N. Convention on Contracts for the International Sales of Goods. The Parties agree to the exclusive jurisdiction and venue of the competent federal and state courts located in Santa Clara County, California, USA.

12.3	This Agreement may not be assigned to any third party without the written consent of the respective other Party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, either Party may assign or transfer this Agreement without such consent as a consequence of a merger, acquisition, consolidation, reorganization or sale of substantially all of its assets or of the business to which this Agreement pertains. This Agreement will inure to the benefit of and will be binding on the permitted successors and assigns of the Parties.

12.4	Neither Party is an agent or representative of the other Party. Neither Party has the right to bind the other Party, or to contract in the name of the other Party, or to create a liability against the other Party in any way or for any purpose. The Parties are not joint-venturers or partners.

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12.5	Failure or neglect by either Party to enforce at any time any of the provisions hereof shall not be deemed to be a waiver of that Party’s rights under this Agreement, will not affect the validity of the whole or any part of this Agreement, and shall not prejudice the right of that Party to take subsequent action.

12.6	Should provisions of this Agreement be or become legally invalid, this shall not affect the validity of the remaining provisions of this Agreement, and the Parties will negotiate in good-faith substitute, valid and enforceable provisions which most nearly reflects the Parties’ intent in the original provisions.

12.7	This Agreement may be executed by electronic means and in counterparts, each of which will be deemed an original and together shall constitute one and the same instrument.

12.8	Neither Party shall publicize or disclose to any third party, without the written consent of the other Party, the terms of this Agreement.

12.9	This Agreement and the Exhibits attached hereto constitute the entire and exclusive agreement between the Parties and supersedes all previous agreements, written or oral, with respect to the subject matter of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

For [***]	For zSpace
Name (printed):	Name (printed): Joseph B. Powers, CFO
Signature:	Signature:
Date:	Date: [***]

SIGNATURE PAGE TO MASTER SUPPLY AGREEMENT

Exhibit A

Products

Exhibit B

Brand Placement

Exhibit C

Marketing Messaging

Exhibit D

Trademarks and Usage Guidelines